Exhibit 10.1

June 1, 2011

Maria Stipp

[ADDRESS]

Dear Maria,

It is with great pleasure that Coinstar offers you the position of Chief Customer Officer, reporting directly to Paul Davis, Chief Executive Officer. This letter will serve to confirm our understanding of your acceptance of this position. Please note that ail offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annualized salary of $325,000 dollars, less all required withholding for taxes and social security. This position is exempt and therefore not eligible for overtime. You will be paid bi-weekly (26 times per year).

Incentive Plan:

You are also eligible to participate in the company’s 2011 Incentive Plan for Section 16 Officers as administered by the Compensation Committee of the Board of Directors (the “Committee”). Your bonus opportunity is targeted at 50% of base salary and is pro-rated for your length of employment in the current year. The bonus will be based on company performance and performance goals agreed upon by you and Paul Davis.

Stock Award

Your 2011 Long-Term Incentive Plan (LTIP) is also administered by the Committee. Provided that you accept this position you will be eligible for an equity grant of Time-based Restricted Stock with approximate value of $325,000. Time-based restricted stock vests 25% each year over 4 years. The number of time-based restricted stock awards will be determined based on the closing price of Coinstar stock (Nasdaq: CSTR) on the date of grant.

The equity grant will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant agreement. All stock grants are subject to Board approval and stock availability.

Sign On Bonus:

As part of your new hire package, you will be provided with a sign on bonus of $75,000 to be paid as soon as administratively feasible following your first day of employment. The sign on bonus will be subject to repayment, should you voluntarily terminate your employment within 12 months of your start date.

■ www.coinstar.com	P.O. Box 91258	1800 114th Ave. S.E.	(425) 943 8000 main
	Bellevue, WA 98009	Bellevue, WA 98004	(425) 943 8030 fax

Relocation

As part of your new hire package, you will be provided with a relocation package that will include:

•	Reimbursement for costs associated with closing the sale of your home in Los Angeles

•	Move of household goods with Coinstar selected vendor, inclusive of 3 cars

•	Executive Housing in Chicago for up to 6 months

•	All costs to be grossed up for tax purposes

Should you voluntarily terminate your employment within 12 months of your start date, you will be obligated to repay Coinstar for any relocation related expenses.

Benefits

In order to remain competitive, the benefits in these plans may change from time to time. The following is a partial list of the benefits offered:

•	Comprehensive medical, dental and vision benefits

•	Generous 401 (k) Plan with a company match equal to 100% of the first 3% your of deferrals and 50% on each of the next 2%; the company match vests immediately

•	Company-paid long-term and short-term disability

•	Company Life and Accidental Death & Dismemberment Insurance (1 x annual salary up to $200,000 of coverage)

•	Flexible Spending Plan(s) for healthcare and dependent care

•	Tuition Reimbursement Program

•	Wellness Reimbursement Program

•	Concierge Service

You are eligible for benefits coverage the 1st of the month coinciding with or next following 1 month of service. You will receive your Benefits Enrollment Packet at your home address prior to your benefits eligibility date.

You are also eligible to join the Coinstar, Inc. 401(k) Plan the 1st of the quarter coinciding with or next following your hire date (January 1st, April 1st, July 1st, or October 1st). Information regarding your 401(k) enrollment will be sent to your home prior to your 401(k) eligibility date.

Duties and Responsibilities

Your basic responsibilities will be as we discussed, however, please understand that Coinstar may change your position, duties, and other working conditions from time to time as it deems necessary.

At-Will Employment

You may terminate your employment with Coinstar at any time and for any reason whatsoever simply by notifying Coinstar. Likewise, Coinstar may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Company’s CEO.

Start Date

Your anticipated start date for this position is July     , 2011.

Maria, If you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter, along with the consent/release forms for your background check, to our offices by June 8, 2011. I am confident your employment with Coinstar will prove mutually beneficial, and I look forward to having you join us.

Sincerely,	Accepted by:

/s/ Paul Davis	/s/ Maria Stipp	Date	6.4.11
Paul Davis Chief Executive Officer	Maria Stipp